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                                                                 EXHIBIT 21.1

                                  SUBSIDIARIES

                                                     JURISDICTION OF
SUBSIDIARY                                            ORGANIZATION

1.      SPSS International, BV                       The Netherlands

2.      SPSS Asia Pacific Pte Ltd                    Singapore

3.      SPSS Benelux BV                              The Netherlands

4.      SPSS GmbH                                    Germany

5.      SPSS Scandinavia AB                          Sweden

6.      SPSS UK Ltd.                                 England

7.      SPSS Japan, Inc.                             Japan

8.      SPSS Australasia Pty Ltd.                    Australia

9.      SPSS UK Ltd., India                          India

10.     SPSS France SA                               France

11.     SPSS Science Software GmbH                   Germany

12.     SPSS ASC BV                                  The Netherlands

13.     Jandel Corporation                           California

14.     SPSS Ltd.                                    England

15.     SPSS A/S                                     Denmark

16.     Surveycraft Pty Ltd.                         Australia

17.     Integral Solutions Ltd.                      England

18.     Quantime Ltd.                                England

19.     Europe BV                                    The Netherlands

20.     Vento Software Inc.                          Florida

21.     SPSS Foreign Sales Corp.                     Barbados

22.     ShowCase                                     Minnesota

23.     NetGenesis Corp.                             Delaware

24.     SPSS Iberica                                 Spain

25.     LexiQuest, S.A.                              France